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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction

Polycom, KK	Japan
Polycom Canada, Ltd.	Canada
Polycom Global, Inc.	Barbados
Polycom Global, LLC	Delaware
Accord Networks, Inc.	Georgia
Polycom Israel, Ltd.	Israel
Polycom S de RL de CV	Mexico
Polyspan, B.V.	Netherlands
Polycom Global Co., Ltd.	Thailand
Polyspan Switzerland GmbH	Switzerland
Polycom (France) SARL	France
Polyspan, AS	Norway
Polycom (United Kingdom) Ltd.	United Kingdom
Polycom Solutions Pte Ltd.	Singapore
Polycom Global Pty Ltd.	Australia
Polyspan GmbH	Germany
Polycom Hong Kong Limited	Hong Kong
Accord Networks (UK) Limited	United Kingdom
Atlanta Signal Processors, Incorporated	Georgia
3048685 Nova Scotia Limited	Canada
3045857 Nova Scotia ULC	Canada
Accord Networks Management, Inc.	Georgia
PictureTel Corporation	Delaware
PictureTel Audio Holdings Inc.	Delaware
PictureTel Securities Corporation	Massachusetts
PictureTel Technology Corporation	Delaware
MultiLink Europe Ltd.	United Kingdom
MultiLink U.K. Ltd.	United Kingdom
Starlight Networks Inc.	California
PictureTel Service Corporation	Delaware
1414c Inc.	Delaware
PictureTel FSC Ltd.	U.S. Virgin Islands
PictureTel Service Ltd. Pte.	Singapore
PictureTel Australia Pty. Ltd.	Australia
PictureTel Company Ltd.	Japan
PictureTel (Schweiz) AG	Switzerland
PictureTel International Corporation	Delaware
PictureTel Scandinavia AB	Sweden
PictureTel U.K. Ltd	United Kingdom
PictureTel GmbH	Germany
PictureTel Videoconferencing Systems Corporation	Delaware
PictureTel International Ltda.	Brazil
PictureTel Venezuela SA	Venezuela
PictureTel Italy Srl	Italy
PictureTel Mexico SA de CV	Mexico
PictureTel International BV	Netherlands

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  Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT